UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2015

OCONEE FEDERAL FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Federal (State or Other Jurisdiction of Incorporation)	001-35033 (Commission File Number)	32-0330122 (I.R.S. Employer Identification No.)

201 East North Second Street, Seneca, South Carolina 29678

(Address of principal executive offices)

(864) 882-2765

Registrant's telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2015, the Board of Directors of Oconee Federal Financial Corp. (the “Company”) and Oconee Federal Savings and Loan Association (the “Bank”) appointed C. Todd Latiff, 41, as Executive Vice President and Chief Banking Officer of the Company and the Bank, effective May 1, 2015. Mr. Latiff has been employed by the Bank since October 2014 as Senior Vice President and Senior Banking Officer. Mr. Latiff has nearly 20 years of banking experience, most recently serving as Market President for the Midlands Region of South Carolina at Regions Bank from 2012 to 2014. Prior to that, he served in a number of roles at Carolina First Bank (now TD Bank) from 2002 to 2012, including Oconee County Executive, Commercial Banking Manager, and Commercial Banking Team Leader. Mr. Latiff holds a bachelor’s degree in Business Administration from Presbyterian College in Clinton, South Carolina and attended the Graduate School of Banking at Louisiana State University. He has also received Omega Training in commercial underwriting, financial statement analysis, credit risk and problem asset resolution.

Also, on April 30, 2015, the Board of Directors of the Company and the Bank promoted H. Allen Salter to the position of Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank, effective May 1, 2015. Mr. Salter has been employed with the Company and the Bank since 2012, and was serving as Senior Vice President and Chief Financial Officer, a position he had held since November 2013.

Item 8.01	Other Events.

On April, 2015, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of May 14, 2015, and will be paid on or about May 28, 2015.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions. None

(d)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCONEE FEDERAL FINANCIAL CORP.
Date: May 4, 2015	By:	/s/ Curtis T. Evatt
Curtis T. Evatt
President
(Duly Authorized Representative)